UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             April 13, 2007

SOUTHWEST CASINO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-50572	87-0686721
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Killebrew Drive, Suite 350, Minneapolis,		MN 55425
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code     952-853-9990

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a.12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFT 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

On April 13, 2007, Southwest Casino Corporation and its wholly-owned subsidiary Southwest Eagle, LLC (“Southwest Eagle”), notified Pinnacle Casinos and Resorts, LLC (“Pinnacle”) that Southwest had elected to terminate the Asset Purchase Agreement between Southwest Eagle and Pinnacle dated December 18, 2006 and all related agreements.  Under the Asset Purchase Agreement, Southwest Eagle had agreed to acquire the operating assets and lease the real property of the Double Eagle Hotel and Casino and Gold Creek Casino in Cripple Creek, Colorado (collectively, the “Double Eagle”).

Southwest terminated the Asset Purchase Agreement in response to notice it received on April 10, 2007 from Pinnacle that the separate Stock Purchase Agreement under which Pinnacle was to acquire all of the outstanding capital stock of Colorado Casino Resorts, Inc. (“CCRI”), the owner of the Double Eagle, had terminated in accordance with its terms when Pinnacle did not make a required payment.  Because Pinnacle was unable to complete its proposed acquisition of the CCRI stock in accordance with the Stock Purchase Agreement, as amended, Pinnacle is also unable to perform its obligations under the Asset Purchase Agreement with Southwest Eagle.

Southwest continually evaluates management, consulting, development and acquisition opportunities related to gaming and will continue to pursue gaming opportunities in Colorado and other markets throughout the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST CASINO CORPORATION

Date: April 19, 2007

	By:	/s/ Thomas E. Fox
Name: Thomas E. Fox
Title: President